UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

INNOPHOS HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

SEC 1913 (03-04)

Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

Notice of Annual Meeting

and

Proxy Statement

2008

INNOPHOS HOLDINGS, INC.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building N  •  Cranbury, NJ 08512

April 30, 2008

Dear Fellow Stockholder:

You are cordially invited to attend the 2008 Annual Meeting of Stockholders of Innophos Holdings, Inc., our second as a publicly traded company. The meeting is scheduled to be held at 10:00 AM EDT on June 6, 2008, at the Crowne Plaza Hotel, located at 390 Forsgate Drive, Jamesburg, New Jersey 08831.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items to be considered and acted upon by the stockholders.

Please note we are requiring identification as a stockholder to attend the Annual Meeting. For more information on this matter, kindly refer to the Notice of Meeting.

If you own shares of record, you will find enclosed a proxy card or cards and an envelope in which to return the card(s). Whether or not you plan to attend this meeting, please sign, date and return your enclosed proxy card(s), or vote over the phone or Internet, as soon as possible so that your shares can be represented and voted at the Annual Meeting according to your instructions. You can revoke your proxy any time before the meeting and issue a new proxy as you deem appropriate. You will find the procedures to follow if you wish to revoke your proxy under the “Frequently Asked Questions” section in the Proxy Statement.

I look forward to seeing you at the meeting.

Sincerely,

Randolph Gress

Chairman, President & Chief Executive Officer

Your Vote Is Important. Whether You Own One Share Or Many, Your Prompt Cooperation In Voting Your Proxy Is Greatly Appreciated.

INNOPHOS HOLDINGS, INC.

259 Prospect Plains Road  •  Building N  •  Cranbury, NJ 08512

NOTICE OF ANNUAL MEETING

OF

STOCKHOLDERS

Please take notice that the 2008 Annual Meeting of Stockholders of Innophos Holdings, Inc., a Delaware corporation, will take place as follows:

Date:	Friday, June 6, 2008

Time:	10:00 AM EDT

Place:	Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831.

Purposes:	1. Election of six (6) members of the Board of Directors for terms extending until the next Annual Meeting; and

2. Ratification of selection of an independent registered public accounting firm.

Who Can Vote:	Stockholders of record at the close of business on April 23, 2008.

How to Vote:	You may vote your proxy by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. Or, you can vote over the telephone or the Internet as described on the enclosed proxy card.

Who May Attend:	Only persons with evidence of stock ownership, or who are invited guests of the Company, may attend and be admitted to the Annual Meeting. We may require photographic identification (e.g. driver’s license with photograph or passport) for verification of your identity.

•       If your shares are registered in your name, you must bring a copy of your proxy card (a reproduced proxy card is acceptable so long as it has identification on it) or, if you would like to pre-register for the meeting, please contact the Company’s Investor Relations Department at (609) 366-1299 and request an admission pass.

•       If your shares are registered in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or a letter from that broker, trust, bank or other nominee or your most recent brokerage account statement, that confirms that you are the beneficial owner of those shares. If you do not have either an admission pass or proof that you own shares, you will not be admitted to the meeting.

Dated: April 30, 2008	By Order of the Board of Directors,

William N. Farran
Corporate Secretary

2008 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

PROXY STATEMENT

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

OF

INNOPHOS HOLDINGS, INC.

Introduction

This Proxy Statement, the accompanying Proxy Card and Annual Report to Stockholders of Innophos Holdings, Inc., a Delaware corporation (the “Company” or “Innophos”), are being mailed on or about April 30, 2008 to the Company’s stockholders of record on April 23, 2008. The Board of Directors of the Company (the “Board”) is soliciting your proxy to vote your shares of Common Stock at the Company’s 2008 Annual Meeting of Stockholders (the “Meeting”) scheduled to be held on June 6, 2008.

The Board solicits your proxy to give all stockholders the opportunity to vote on matters that will be presented at the Meeting, regardless of whether they can be present in person. This Proxy Statement provides you with information on these matters to assist you in voting your shares.

Frequently Asked Questions

Who is the Proxy Committee?

The Proxy Committee consists of three executive officers of the Company (Messrs. William N. Farran, Mark Feuerbach and Richard Heyse) appointed by the Board and named on the Proxy Card to vote shares at the Meeting as instructed by stockholders.

What is a proxy?

A proxy is your legal designation of another person as your agent (the person is sometimes referred to as a “proxy”) to vote on your behalf. By completing and returning the enclosed Proxy Card, you are giving the Proxy Committee the authority to vote your shares in the manner you indicate on your card.

Why did I receive more than one Proxy Card?

You will receive multiple Proxy Cards if you hold your shares in different ways (for example, in joint tenancy, trusts, custodial accounts) or in multiple accounts. If your shares are held by a broker (that is, in “street name”), you will receive together with your Company materials your voting information, such as a request for instructions, from your broker, and you will return your voting instructions as directed by your broker. You should vote on and sign each Proxy Card you receive that represents a separate holding of shares. It is not necessary to send more than one Proxy Card or instructions for the same shares, no matter how they are held.

Who is qualified to vote?

You are qualified to receive notice of and to vote at the Meeting if you own shares of Common Sock of the Company at the close of business on our record date of April 23, 2008.

How many shares of Common Stock may vote at the Meeting?

As of April 23, 2008, there were 20,885,791 shares of Common Stock outstanding and entitled to vote. Each share of Common Stock is entitled to one vote on each matter presented. The Company’s one class of Common Stock is the only security allowed to vote at the Meeting.

What is the difference between a “stockholder of record” and a “street name” holder?

These terms describe how your shares are held. If your shares are registered directly in your name with Wells Fargo Shareowner Services, our transfer agent for the Common Stock, you are a “stockholder of record.” If your shares are held in the name of a brokerage, bank, trust or other nominee as a custodian, they are the stockholder of record and you are a “street name” holder.

How do I vote my shares?

If you are a “stockholder of record”, you have several choices. You can vote your proxy:

•	by mailing in the enclosed Proxy Card;

•	over the telephone; or

•	via the Internet.

Please refer to the specific instructions set forth on the enclosed Proxy Card. For security reasons, our electronic voting system has been designed to authenticate your identity as a stockholder.

If you hold your shares in “street name,” your broker/bank/trustee/nominee will provide you with materials and instructions for voting your shares.

Can I vote my shares in person at the Meeting?

If you are a “stockholder of record”, you may vote your shares in person at the Meeting. If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee, giving you the right to vote the shares at the Meeting.

What are the Board’s recommendations on how I should vote my shares?

The Board recommends that you vote your shares as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

What are my choices when voting?

Proposal 1 –	You may cast your vote in favor of electing the nominees as directors or withhold your vote on one or more nominees.

Proposal 2 –	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How will my shares be voted if I do not specify how they should be voted?

If you properly sign and return your Proxy Card without indicating how you want your shares to be voted, the Proxy Committee will cause your shares to be voted as follows:

Proposal 1 –	FOR the election of the six (6) nominees to serve as directors.

Proposal 2 –	FOR the approval of the selection of the independent registered public accounting firm.

How are votes withheld, abstentions and broker non-votes treated?

The shares with votes withheld and abstentions are deemed as “present” at the Meeting, are counted for quorum purposes, and those votes generally have the same effect as a vote against the matter where it requires a predetermined affirmative vote to pass. Broker non-votes, if any, while counted for general quorum purposes, are not deemed to be “present” with respect to any matter for which a broker does not have authority to vote.

Can I change my vote after I have mailed in my Proxy Card?

Yes, you may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company at the address shown on this Proxy Statement that is received prior to the Meeting, stating that you revoke your proxy;

•	by signing a later-dated Proxy Card and submitting it so that it is received prior to the Meeting in accordance with the instructions included in the Proxy Card(s); or

•	by attending the Meeting and voting your shares in person (this automatically revokes your Proxy Card).

What vote is required to approve each proposal?

Proposal 1	requires a plurality of the votes cast to elect a director. A plurality means that a nominee must receive more votes than the next closest contestant in a contest for the seat in question.

Proposal 2	requires a majority of the votes cast at the Meeting to be adopted.

What constitutes a quorum?

Under our by-laws, a quorum is a majority of the voting power of the outstanding shares of stock entitled to vote. The presence of a quorum is necessary to transact business at the Meeting.

Who will count the votes?

The votes will be counted by Inspectors of Election, persons required by Delaware law to oversee voting at a stockholders’ meeting. The Inspectors will be present at the Meeting and will report the voting results. We expect that a representative from Wells Fargo Shareowner Services, our transfer agent, will serve as one of the Inspectors of Election.

Will my vote be confidential?

All voting records which identify stockholders are kept permanently confidential, except as necessary to meet legal requirements and in other limited circumstances such as proxy contests. The Inspectors of Election, who are not Company employees, will be required to execute confidentiality agreements.

Who pays the cost of this proxy solicitation?

The Company pays all costs of soliciting proxies. Upon request, the Company will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of shares of the Company’s Common Stock. In addition, the Company has retained MacKenzie Partners, Inc. to aid in the solicitation of proxies by mail, telephone, facsimile, e-mail and personal solicitation and will request brokerage houses and other nominees, fiduciaries and custodians to forward soliciting materials to beneficial owners of the Company’s Common Stock. For these services, the Company has agreed to pay MacKenzie Partners, Inc. a sum not to exceed $3,000, plus expenses.

Is mailing this Proxy Statement the only way that proxies are being solicited?

No. As stated above, the Company has retained MacKenzie Partners, Inc., a professional soliciting firm, to aid in the solicitation of proxy materials. In addition to mailing these proxy materials and the services of our proxy soliciting firm, directors, officers or employees of the Company may solicit proxies by telephone, facsimile, e-mail or personal contact. Those persons will not be specifically compensated for doing so.

How will voting be conducted on other matters raised at the meeting?

If any matters are presented at the meeting other than the proposals on the Proxy Card, the Proxy Committee will vote on them using their best judgment. Your signed Proxy Card or instructions give them the authority to do this. Under our by-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Corporate Secretary no later than April 15, 2008 and it must have been accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented other than those on the Proxy Card.

When must stockholder proposals be submitted for the 2009 Annual Meeting?

Stockholder proposals submitted for inclusion in our 2009 proxy statement must be received in writing by our Corporate Secretary no later than 5:00 p.m. Eastern Time on January 1, 2009. Stockholder proposals that are not intended to be included in the 2009 proxy statement must be received not less than 60 nor more than 90 days in advance of our 2009 Annual Meeting, unless we announce the meeting date less than 70 days before the meeting. In that case, proposals must be received not later than 10 days after we announce the meeting date. In each case, proposals must be accompanied by information required by our by-laws. This information includes, among other things, a description of the matter and name and address of the stockholder seeking to present the proposal.

What is the deadline to nominate an individual for election as a director at the 2009 annual meeting?

Our by-laws describe the procedures that must be used in order for someone nominated by a stockholder of record to be eligible for election as a director. To nominate an individual for election as a director at the 2009 Annual Meeting, notice of intention to nominate must be received by the Corporate Secretary no sooner than February 24, 2009 and no later than March 25, 2009. If the meeting date is changed by more than 30 days from the anniversary date of this year’s meeting, the notice may be given not later than 10 days after the earlier of the announcement of the meeting or the date on which notice of the meeting is mailed. The notice must contain specified information about the nominee, including his or her age, address, occupation and share ownership, as well as the name, address and share ownership of the stockholder giving the notice.

If you have any further questions about voting your shares or attending the Meeting, please call MacKenzie Partners, Inc. at 1-800-322-2885 or our Investor Relations Department at 1-609-366-1299.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of the Company’s business.

Prior to the completion of our initial public offering of Common Stock in November 2006, the Board consisted of four directors (including Messrs. Randolph Gress and Stephen Zide who continue to serve). The Board was expanded in October 2006 with the election of Ms. Linda Myrick and in January 2007 with the election of Mr. Gary Cappeline. Following the election of Ms. Karen Osar in October 2007 and resignation of two other members, the Board comprised five directors. In April 2008, the Board increased the number of Directors to six with the nomination of Mr. Amado Cavazos for election at the 2008 Annual Meeting. Directors spend considerable time in their service to the Company, including preparing for and attending Board and committee meetings, and they seek to attend as many meetings as possible. In 2007, the Board and its committees held a total of 29 meetings (10 Board and 19 committee) and took action by written consent in lieu of meetings a total of 11 times. The directors’ attendance at meetings of the Board and committees averaged approximately 99 percent in 2007, and all current directors attended at least 75 percent of the aggregate of meetings of the full Board and the total number of meetings held by all committees of the Board on which he or she served in 2007.

The Company was incorporated and began business in 2004. Prior to becoming a publicly traded company, it was not the Company’s custom to hold stockholder meetings because there were a very small number of stockholders (one of whom had majority voting power) and any needed stockholder action could be taken validly by written consent. Following the adoption of revised by-laws in connection with our initial public offering, however, stockholder action can only be taken at annual or special meetings. Since our shares are now listed and traded on the NASDAQ Stock Market, we also hold stockholder meetings in compliance with the rules of our exchange. We held our first annual stockholders meeting in 2007 and are holding our second in 2008. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. All currently serving directors who were in office at the time attended the 2007 annual meeting.

Director Independence

In accordance with NASDAQ Stock Market Rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Stock Market Rules. According to those rules, “independent director” means “a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.” The rules provide that the following persons cannot be considered independent directors:

(A)	a director who is, or at any time during the past three years was, employed by the Company or by any parent or subsidiary of the Company;

(B)	a director who accepted (or who has a Family Member (defined below) who accepted) any compensation from the Company in excess of $60,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following: (i) compensation for board or board committee service; (ii) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company; or (iii) benefits under a tax-qualified retirement plan, or non-discretionary compensation,

(C)	a director who is a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

(D)

a director who is, or has a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the Company’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following: (i) payments arising solely from investments in the company’s securities; or (ii) payments under non-discretionary charitable contribution matching programs.

(E)	a director of the issuer who is, or has a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the issuer serve on the compensation committee of such other entity; or

(F)	a director who is, or has a Family Member who is, a current partner of the Company’s outside auditor, or was a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years.

“Family Member” means a person’s spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person’s home.

In order to be listed and remain on the NASDAQ Stock Market, the Company is required to have a majority of independent directors comprising the Board and to have regularly scheduled meetings at which only independent directors are present.

To comply with the rules, a listed company must also have an audit committee of at least three members, each of whom must: (i) be independent as defined under the rule noted above; (ii) meet the criteria for independence set forth in the applicable Securities and Exchange Commission, or SEC, rules (subject to applicable exemptions); (iii) not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years; and (iv) be able to read and understand fundamental financial statements, including a balance sheet, income statement, and cash flow statement. Additionally, at least one member of the audit committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background which results in the individual’s financial sophistication, including being or having been a senior officer with financial oversight responsibilities.

NASDAQ Stock Market rules also require that: (i) the compensation of the chief executive officer and other executive officers be determined or recommended to the Board for determination by a majority of the independent directors or a compensation committee comprising solely independent directors; and (ii) director nominees must either be selected, or recommended for the Board’s selection, either by a majority of the independent directors or a nominations committee comprising solely independent directors. Although the Company was permitted to rely on a majority of independent directors to satisfy the compensation and nomination rules, it chose instead to utilize committees (that is, the Compensation Committee and the Nominating & Corporate Governance Committee) to meet its responsibilities under those rules, subject to “phase in” provisions for newly listed issuers.

A company listing in connection with its initial public offering is allowed to phase in compliance with the NASDAQ Stock Market independent committee requirements on the same schedule as it is permitted to phase in its compliance with the independent audit committee requirement pursuant to the SEC rules. As a result, the Company, which listed in connection with its initial public offering in November 2006, was permitted to phase in compliance with the independent committee requirements by having: (1) one independent member at the time of listing; (2) a majority of independent members within 90 days of listing; and (3) all independent members within one year of listing. Furthermore, the Company was afforded 12 months from the date of listing to comply with the NASDAQ Stock Market requirement that the entire Board be composed of a majority of independent directors. From November 2006 through 2007, the Company complied on a timely basis with all SEC and NASDAQ Stock Market rules relating to the composition of the Board and committees as those rules became applicable.

On an annual basis, each director and executive officer is obligated to complete a Director and Officer Questionnaire which requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, have a direct or indirect material interest.

The Board has determined the following non-employee directors and candidates for election as directors are independent within the definitions of independence of both the NASDAQ Stock Market and the SEC standards for audit committee members: (1) Gary Cappeline; (2) Amado Cavazos; (3) Linda Myrick; and (4) Karen Osar. As a result of that determination and the size of the Board being fixed at six directors, at the present time, the Company is in compliance with the applicable NASDAQ and SEC rules covering director independence in its case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership from time to time in the future.

The Board is dedicated to the governance principle that independent directors must play a determinative role in the structure and function of the Board and its committees. To follow sound practice in that direction and provide leadership and coordination among the independent directors, in November 2007, the Board amended the Company’s by-laws to create the office of “Lead Independent Director,” or LID. Under the revised by-laws, whenever the Board elects a chairman who is not an independent director under the regulatory standards then applicable to the Company, it must also elect from among the independent directors a LID who is to preside at all meetings of the stockholders and the Board in the absence of the chairman, to act as chair for meetings of the independent directors, and to have the duties prescribed by the by-laws and the Board. Acting under the revised by-laws, the Board initially specified the following major roles for the LID:

•

coordinating and developing the agenda for, and scheduling and moderating, executive sessions of the independent directors and performing any of the functions required or appropriate for such office under rules established for issuers with securities listed on a national securities exchange;

•

coordinating with the chairman of the Board on appropriate scheduling of meetings of the Board and acting as principal liaison between the independent directors and the chairman of the board and/or chief executive officer on sensitive matters;

•

advising the chairman of the Board as to agenda items suggested by any independent director and placing items on the agenda determined by the LID to be appropriate from the perspective of the independent directors;

•

directing that specific materials be included in transmissions to the Board and working with committees of the Board to assess the quality, quantity, and timeliness of the flow of information from management to the Board;

•	coordinating with the appropriate committee(s) of the Board to oversee compliance with the Company’s ethical and similar codes by recommending appropriate revisions thereto;

•	assisting the chairman of the Board in the retention of consultants to report directly to the Board (excluding consultants to committees empowered to retain their own consultants directly); and

•	retaining such counsel or consultants as the LID deems necessary to perform his or her responsibilities.

In connection with the creation of the office, the Board elected Gary Cappeline, an independent director, to serve as the first LID. Mr. Cappeline was elected for a term extending until the 2009 annual organizational meeting of the Board held in connection with that year’s annual meeting of stockholders.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, each of which has the membership shown in the table below.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Karen Osar* (3)	Gary Cappeline* (1)	Linda J. Myrick* (2)
Gary Cappeline (1)	Linda J. Myrick (2)	Gary Cappeline (1)
Linda J. Myrick (2)	Karen Osar (3)	Karen Osar (3)

*	Chair

(1)	Mr. Cappeline, an independent director, was first elected to the Board in January 2007 and, since November 2007, has served as the LID. Through March 31, 2008, Mr. Cappeline also served as Chair of the Audit Committee.
(2)	Ms. Myrick, an independent director, was first elected to the Board in October 2006.
(3)	Ms. Osar, an independent director, was first elected to the Board in October 2007. Since April 1, 2008, Ms. Osar has served as Chair of the Audit Committee.

Each committee was reconstituted in connection with the Company’s initial public offering in November 2006, as a consequence of which the Board adopted and put into effect the committee charters discussed under each section devoted to the particular committee.

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chair, and each committee keeps a separate book of minutes of its proceedings and actions.

Audit Committee

The Audit Committee (in this section, the “Committee”) has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) by clicking “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The charter describes the Committee’s purpose as providing assistance to the Board in fulfilling its oversight responsibility relating to:

•	the integrity of the Company’s financial statements and its financial reporting process;

•	the systems of internal accounting and financial controls;

•	the performance of the Company’s internal audit function, if any, and independent auditor;

•	the independent auditor’s qualifications and independence; and

•	the Company’s compliance with legal and regulatory requirements.

The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of its activities to the Board. While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with U.S. generally accepted accounting principles.

The charter describes the Committee’s principal duties and responsibilities as including:

•

responsibility for the appointment, retention and termination (subject, if applicable, to stockholder ratification), compensation, and oversight of the work of the independent auditor, including resolving disagreements between management and the independent auditor over financial reporting and receiving the report of the independent auditor;

•

pre-approving all audit and non-audit services provided by the independent auditor or adopting pre-approval policies and procedures detailed as to particular services and delegating pre-approval authority to a member of the Committee;

•

determining and recommending to the Board appropriate funding for payment of: (i) compensation to the independent auditor; (ii) compensation to advisers employed by the Committee; and (iii) ordinary administrative expenses of the Committee;

•

obtaining and reviewing at least annually a report by the independent auditor describing: (i) the firm’s internal quality control procedures; (ii) material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) relationships between the independent auditor and the Company (to assess the auditor’s independence);

•

reviewing management’s appointment, termination or replacement of the head of the internal audit function and periodically reviewing the operation of that function and the independence and authority of the internal auditors;

•

discussing with the internal auditors and the independent auditor the overall scope and plans for their respective audits, including the adequacy of staffing and compensation and discussing with management, the internal auditors and the independent auditor the adequacy and effectiveness of the accounting and financial controls, including the Company’s policies and procedures to assess, monitor and manage business risk, and legal and ethical compliance programs;

•

periodically meeting separately with management, the internal auditors and the independent auditor to discuss issues warranting Committee attention, including significant risks to the Company and the steps management has taken to minimize such risks and reviewing with the independent auditor any audit problems or difficulties and management’s response;

•

receiving regular reports from the independent auditor on the critical accounting policies and practices of the Company, and alternative treatments of financial information within U.S. generally accepted accounting principles that have been discussed with management;

•	reviewing management’s assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year;

•	reviewing and investigating matters relating to the integrity of management, potential conflicts of interest and adherence to the Company’s policies;

•	reviewing disclosures made by the Chief Executive Officer and Chief Financial Officer in connection with the certification of the Company’s annual and quarterly reports;

•	reviewing and approving, as appropriate, related-party transactions for potential conflicts of interest;

•	reviewing policies with respect to risk assessment and risk management, including the risk of fraud;

•

discussing the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditor prior to the filing of the Company’s reports and discussing the results of the audits and reviews communicated to the Committee by the independent auditor under generally accepted auditing standards;

•

regularly reporting to the Board, including the results of the annual audit, and reviewing with the full Board issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance of the internal audit function and the independence of the internal auditor;

•

establishing procedures for the receipt, retention, review and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•	reviewing reports with respect to evidence of material violations of securities laws or breaches of fiduciary duty;

•	preparing its report to be included in the Company’s annual proxy statement and any other filings, as required by SEC regulations; and

•	evaluating its performance at least annually to determine whether it is functioning effectively.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at the Company’s expense, the Committee has the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties.

Of the Committee members, the Board has determined that both Ms. Osar, chair of the Committee, and Mr. Cappeline meet the SEC’s definition of “audit committee financial expert.” Ms. Osar and Mr. Cappeline are also “independent” as that term is defined by the NASDAQ Stock Market rules applicable to the Company.

In 2007, the Committee held six meetings.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee (in this section, the “Committee”) serves as the Company’s nominating committee. It has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) by clicking “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The Committee is to consist of at least two members, and its charter gives it the following purposes and responsibilities:

•

developing and recommending qualification standards and other criteria for selecting new directors, identifying individuals qualified to become Board members consistent with qualification standards and other criteria approved by the Board, and recommending to the Board such individuals as nominees to the Board for its approval;

•	overseeing evaluations of the Board, individual Board members and the Board committees; and

•	overseeing the Company’s compliance with ethics policies and considering matters of corporate governance.

The Committee charter gives it the following duties and responsibilities to fulfill its purposes:

•

screening and recommending to the Board nominees for election as directors of the Company, including nominees recommended by stockholders of the Company, and considering the performance of incumbent directors in determining whether to recommend them to stand for reelection at the annual meeting of stockholders;

•	developing and recommending qualification standards and other criteria for selecting director nominees;

•

establishing procedures for, and administering annual performance evaluations of the Board, its committees and individual Board members, including an annual performance review of this Committee by its members;

•

reviewing periodically the Company’s Code of Ethics, Code of Ethics for Senior Financial Officers, confidential information and insider trading policies, and any similar Company codes and policies, and, based on such periodic review, recommending changes to the Board as deemed appropriate;

•	reviewing periodically the makeup of the Board and its committees and recommending , as appropriate, changes in the number, function or membership;

•	adopting policies designed to encourage the highest levels of corporate conduct by the Board, the Company and its officers, employees and agents; and

•	considering questions of possible conflicts of interest involving Board members, senior officers and key employees.

The Committee’s charter is not intended to change or augment the obligations of the Company or its directors or management under the federal securities laws or to create new standards for determining whether directors or management have fulfilled their duties, including fiduciary duties under applicable law.

The Committee believes that the qualification criteria for selection of directors should focus on individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all stockholders and not any special interest group or constituency. The Board conducts an annual self-evaluation of its membership with respect to these criteria.

Several third party search firms have been retained to assist the Committee from time to time to identify and evaluate candidates for Board membership.

The Committee will also evaluate candidates for the Board recommended by stockholders using the same criteria described above. Stockholders wishing to recommend a candidate may submit a recommendation to the Secretary of the Corporation. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation.

Upon receipt of a stockholder-proposed director candidate, the Secretary will assess the Board’s needs, including whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. The candidate’s information is provided to the Chair of the Committee, the LID and the director acting as Chairman of the Board for discussion. Subsequently, the qualification criteria and the candidate’s materials are forwarded to all Committee members for consideration at the next Committee meeting.

Regardless of how a candidate is brought to the Committee’s attention, qualified candidates will be expected to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates will be extended invitations to join the Board. If a candidate accepts, he or she is formally nominated for election by the Board or the stockholders depending on the timing and circumstances.

In 2007, the Committee held seven meetings.

Compensation Committee

The Compensation Committee (in this section, the “Committee”) has a written charter adopted by the Board, which is available on the Company’s website (www.innophos.com) by clicking “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.” The charter describes the Committee’s primary purpose and responsibilities as:

•	developing and recommending to the Board for its approval the goals and objectives relevant to the Chief Executive Officer’s compensation;

•	evaluating the Chief Executive Officer’s performance and advising and recommending to the Board for its approval the Chief Executive Officer’s compensation level;

•	screening and recommending to the Board individuals qualified to become Chief Executive Officer of the Company;

•	establishing total compensation for the Board and recommending to the Board for its approval total compensation for senior executives, including oversight of executive benefit plans; and

•	producing the Compensation Committee Report on Executive Compensation and reviewing the Company’s compensation discussion and analysis disclosures required to be included in the Company’s SEC filings.

The charter gives the Committee the following duties and responsibilities to fulfill its purposes:

•	establishing the total compensation for the directors of the Company;

•

reviewing and approving the goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and recommending to the Board for its approval the Chief Executive Officer’s compensation level based on this evaluation;

•	developing and reviewing periodically succession plans of the Chief Executive Officer, and screening and recommending to the Board candidate(s) for Chief Executive Officer;

•	reviewing and approving employment agreements, severance agreements or change of control agreements between the Company and its executive officers, within criteria approved by the Board;

•	reviewing and approving the design of benefit plans that pertain to directors, the Chief Executive Officer and other executive officers who report directly to the Chief Executive Officer;

•

reviewing and recommending to the Board for its approval changes to or adoption of retirement plans of the Company and approving all plan related administrative matters, including the naming of fiduciaries and establishment and adherence to funding guidelines, including matching contributions;

•	reviewing and recommending for approval by the Board the creation and/or revision of incentive compensation plans and equity-based plans affecting Company officers and making grants under them;

•	approving the parameters of overall compensation policy throughout the entire Company;

•

producing all reports on executive compensation required on behalf of the Committee or the Board, reviewing all other compensation discussion and analysis disclosure materials produced by the Company and required to be included in the Company’s public filings, and generally overseeing compliance with the compensation reporting requirements of the SEC; and

•	administering all plans entitled to exemption under Rule 16b-3 of the Securities Exchange Act of 1934 in accordance with the requirements of that rule.

The Committee regularly consults with external, independent consultants that advise the Committee on compensation issues. During the first half of 2007, the Committee had engaged the services of The Hay Group. During that time, The Hay Group provided market data relating to the Chief Executive Officer, or CEO, and senior management base salary and annual and long-term incentives.

During the second half of 2007, the Committee engaged Hewitt Associates LLC (“Hewitt”) to provide compensation related services and advice. Hewitt reports directly to the Committee, and the nature and scope of services rendered during 2007 by Hewitt on the Committee’s behalf are summarized below:

•

assisted the Committee in decision making with respect to executive compensation, helping to ensure that the Committee’s actions are consistent with Innophos’ business strategies, pay philosophy, stockholders’ interests, prevailing market practices, and relevant legal and regulatory mandates;

•	assisted the Committee with the assessment and design of Innophos’ long-term incentive compensation program;

•	assisted the Committee in the review of terms for executive employment agreements; and

•	apprised the Committee of best practices related to executive compensation and Committee activities.

The Committee has the final authority to retain and terminate consultants and determines the terms and conditions of those relationships. In its engagement, Hewitt receives directions from, and consults on a regular basis with, the Committee and its members, as well as senior management. In the course of its duties, the Committee regularly discusses the full range of executive compensation matters with Hewitt without management present. Although the Committee seeks and considers the information and advice provided by its consultants, decisions by the Committee are ultimately the Company’s responsibility.

In 2007, the Committee held six meetings.

Compensation Committee Interlocks and Insider Participation

There are no relationships required to be disclosed under this section.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only independent directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

The objective of our director compensation programs is to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. Consistent with those objectives, we pay our independent, non-employee directors compensation structured as follows:

Annual Retainer	$35,000
Annual Lead Independent Director Fee	$10,000
Annual Committee Membership Fees:
Audit	$7,500	($15,000 for chair)
Compensation	$2,500	($5,000 for chair)
Nominating & Corporate Governance	$2,500	($5,000 for chair)
Meeting Fee (for each Board or committee meeting)	$1,500	(Board in person)
	$1,000	(Committee in person)
	$500	(Any telephonic attendance)

In order to align the interests of directors with the interests of the stockholders, our independent directors also are expected to participate in our stock programs. Each of our current independent directors has entered into a compensation agreement embodying the above fees and under which the Company is obligated to issue each of them options annually for a total of 5,000 shares of Common Stock per year of service. At present, directors are not subject to any minimum share ownership requirement. Nevertheless, it is possible that such a requirement or guidelines will be instituted in the future after consideration of the issue by the Board.

For services rendered as directors in all Board and committee capacities in 2007 for the Company and its subsidiaries, our independent directors earned the following compensation:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Gary Cappeline	78,878	—	7,870	—	—	—	86,748
Linda Myrick	76,000	—	13,675	—	—	—	89,675
Karen Osar	18,651	—	—	—	—	—	18,651

(1)	On May 24, 2007, the Company granted options to purchase 1,616 shares of Common Stock to Gary Cappeline and 2,808 shares of Common Stock to Linda Myrick. The exercise price per share was set at $15.37 which was equal to the closing price of Innophos Common Stock on the date of grant. The fair value of these option grants is $4.87 which reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with SFAS No. 123(R).
The options were immediately exercisable at May 24, 2007 and expire on May 24, 2017. As of December 31, 2007, the options were unexercised.

Each of our current directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our company, its subsidiaries or other entities at our request.

Other Corporate Governance Matters

The Board sets high standards for the Company’s employees, officers and directors. Implicit in sound corporate governance is a philosophy of lawful conduct and ethical behavior toward the various interests affecting or forming part of the corporate landscape. To fulfill its responsibilities and to discharge its duty, the Board follows the procedures and standards that are set forth in guidelines, codes and charters adopted by the Board. These governing principles are subject to modification from time to time as the Board deems appropriate in the best interests of the Company or as required by applicable laws and regulations.

The Company’s principal guidelines are contained in its Code of Ethics, its Code of Ethics for Senior Financial Officers and its Insider Trading Policy. In addition to these codes and policies, other rules and principles of the Company’s corporate governance are contained in the charters of its three standing committees of the Board. The Codes and Policy are available on the Company’s website (www.innophos.com) under “Investor Relations,” then “Corporate Governance,” and then “Documents and Charters.”

Policy on Communications from Security Holders and Interested Parties

Security holders and interested parties may send communications through the Corporate Secretary of the Company addressed to our principal executive officers as shown on this Proxy Statement to (1) the Board, (2) the chairs of any of our three standing Board committees, or (3) the independent directors as a group. The Corporate Secretary will collect, organize and forward all communications, in that officer’s judgment, which are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include personal employment matters, solicitations for products or services, and matters not relevant to the functioning of the Board, stockholder interests or the affairs of the Company.

Policy With Respect To Related Person Transactions

The Board has adopted a written policy that requires certain transactions with “related persons” to be approved or ratified by its Nominating & Corporate Governance Committee or Compensation Committee (for compensation matters within the scope of the Compensation Committee charter). For purposes of this policy, related persons include (i) any person who is, or at any time since the beginning of the Company’s last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company, (ii) any person who is the beneficial owner of more than 5 percent of any class of the Company’s voting securities; and (iii) any “immediate family member or affiliate” of any person described in (i) or (ii). The types of transactions that are subject to this policy are transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which the Company, or any of its subsidiaries, was, is or will be a participant and in which any related person had, has or will have a direct or indirect material interest and the aggregate amount involved will or may be expected to exceed $100,000. Under the policy, certain transactions are deemed to be automatically pre-approved and do not need to be brought to the applicable committee for individual approval. The standards applied by the applicable Committee when reviewing transactions with related persons would be expected to include (a) the benefits to the Company of the transaction; (b) the terms and conditions of the transaction and whether such terms and conditions are comparable to the terms available to an unrelated third party or to employees generally; and (c) the potential for the transaction to affect the independence or judgment of a director or executive officer of the Company.

Proposals

The Board will present to the stockholders for their consideration and approval at the Meeting the two Proposals detailed below.

Proposal 1

Election of Board Members

The Company’s certificate of incorporation and by-laws provide for the size of the Board to be determined by Board action taken from time to time. At present, the full Board has been set at six with five of the directors’ terms of office set to expire with the 2008 Meeting. Five of the nominees listed below are currently serving on the Board, all have been nominated for re-election, and all have agreed to serve if re-elected.

Gary Cappeline	Age:	58
	Director Since:	2007
	Committees:	Audit, Compensation (Chair), Nominating & Corporate Governance
	Biography and Other Directorships:	Mr. Cappeline is currently the Lead Independent Director. Mr. Cappeline serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Englehard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank. Mr. Cappeline currently serves on the board of directors of Unifrax Corporation (a manufacturer of high temperature insulation products). Mr. Cappeline serves on the board of directors of Houghton, a manufacturer of metal working fluids, and Tampico, a manufacturer of fruit juice. He previously served as a board and executive committee member of the American Chemistry Council, a chemical industry trade association.

Amado Cavazos	Age:	64
	Director Since:	Nominee for election at the Meeting
	Committees:
	Biography and Other Directorships:	Amado Cavazos is a candidate for election as a director of Innophos. Mr. Cavazos retired from Du Pont, S.A. de C.V. in 2003 after holding numerous management and executive positions. From 1996 to 1997 and then again from 2000 to 2003 Mr. Cavazos was Director of Coatings Businesses for Mexico and Central America. He was Group Director of Du Pont Mexico from 1993 to 1995 and Director of Corporate Planning from 1989 to 1993. During this time he represented Du Pont on several Boards of Directors; Nylon de México, Tetraetilo de México, Química Fluor, and Industrias Tecnos. From 1982 to 1986, Mr. Cavazos was Group Director/General Manger for Du Pont Mexico and for three of its joint ventures, reporting directly to the Boards of Directors (Pigmentos y Productos Químicos, La Domincia, and Química Fluor). Mr. Cavazos earned a B.S. in

		Chemical Engineering from Virginia Tech and an M.B.A. from Instituto Technológico de Monterrey. From 1990 to 2003, Mr. Cavazos served as member and Chairman of the Board of Asociación Nacional de la Industria Química, a chemical industry trade association in Mexico.

Randolph Gress	Age:	52
	Director Since:	2004
	Committees:	None
	Biography and Other Directorships:	Mr. Gress has served as Chairman of the Board, Chief Executive Officer and President and Director of the Company since 2004. Mr. Gress joined Rhodia, Inc. in 1997 and became Vice President and General Manager of the sulfuric acid business. He was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent fourteen years at FMC Corporation where he worked in various managerial capacities in the Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Linda Myrick	Age:	52
	Director Since:	2006
	Committees:	Nominating & Corporate Governance (Chair), Audit, Compensation
	Biography and Other Directorships:	Ms. Myrick is Vice President & General Manager of Air Liquide Healthcare American Corporation (formerly Scott Medical Products, a division of Scott Specialty Gases, Inc.) headquartered in Houston, TX. Before joining Scott in 2004, she served as an independent member of the board of directors of Berwind Pharmaceutical Services, Inc., West Point, PA and from 2001 to 2003 held various executive management positions with Rhodia, Inc. including Vice President & General Manager – North America, Home, Personal Care & Industrial Ingredients, and, until September 2002, Vice President & General Manager – North America (US and Canada), Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation, Philadelphia, PA. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware and an M.B.A. from the Wharton Graduate School of the University of Pennsylvania.

Karen Osar	Age:	58
	Director Since:	2007
	Committees:	Audit (Chair), Compensation, Nominating & Corporate Governance
	Biography and Other Directorships:	Ms. Osar was the Executive Vice President and Chief Financial Officer of Chemtura Corporation, a $4.0 billion specialty chemicals manufacturer headquartered in Connecticut from 2004 through Chemtura’s formation in 2005 (and from 2004 was Executive Vice President of a predecessor company) until her retirement in March 2007. From 1999 through 2003, she served first as Chief Financial Officer of Westvaco Corporation and subsequent to its merger with Mead Corporation in 2002, Senior Vice President and Chief Financial Officer of MeadWestvaco Corporation, primarily a provider of packaging solutions and products to major branded goods manufacturers. She also held the position of Vice President and Treasurer of Tenneco, Inc., an industrial conglomerate, from 1994 to 1999. Previously she served as Managing Director, Investment Banking, at JP Morgan and Company. Ms. Osar currently serves as a director of the BNY Hamilton Funds, a group of mutual funds advised by the Bank of New York Mellon, where she chaired the audit committee from 1999-2006, Webster Financial Corporation, a bank holding company, since 2006 and SAPPI Ltd, a global pulp and paper company whose shares are listed on the New York Stock Exchange.

Stephen Zide	Age:	48
	Director Since:	2004
	Committees:	None
	Biography and Other Directorships:	Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner at the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Broder Bros., Co., HD Supply, Inc., Edcon Ltd, Keystone Automotive Operations, Inc. and Sensata Technologies B.V.

Your Board Recommends that Stockholders Vote FOR All Six (6) Nominees Listed Above.

Proposal 2

Approval of Selection of Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) has served as the independent auditor (now referred to as the independent registered public accounting firm) of the Company since its creation in 2004. We believe that their knowledge of Innophos’ business and its organization gained through their prior service is valuable. Partners and employees of PwC assigned to the Innophos engagement are periodically rotated, thus giving us the benefit of new thinking and approaches in the audit area. We expect representatives of PwC to be present at the Meeting with an opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions.

For the year 2007, PwC performed professional services for Innophos and its subsidiaries in connection with audits of the financial statements, audits of employee benefit plans (for plan year 2006) and tax services. PwC has also reviewed quarterly reports and other filings with the SEC.

Based on their review of the performance of PwC and discussions with that firm and as set forth in its report under “Audit Committee Report,” the Audit Committee selected PwC to serve as the Company’s independent registered public accounting firm for 2008. The stockholders are being asked to approve that selection.

Your Board recommends that Stockholders Vote to Approve the Selection of PwC as Independent Registered Public Accounting Firm for 2008

Information Regarding the Independence of the Independent Registered Public Accounting Firm

The following table shows the fees paid to PwC for professional services for 2007 and 2006:

	2007	2006
	(Dollars in thousands)
Audit (1)	$2,405	$2,689
Audit-Related (2)	$106	$191
Tax (3)	$90	$139
All Other (3)	$—	$512

Total	$2,601	$3,531

(1)	Fees for professional services provided for the audit of Innophos’ annual financial statements as well as reviews of quarterly reports on form 10-Q, accounting consultations on matters addressed during the audit or interim reviews, and SEC filings and offering memoranda including comfort letters and consents.
(2)	Fees for professional services that principally include audits of employee benefit plans and other audit related services.
(3)	Fees for professional services that principally include tax services.
(4)	Other services provided by our accountants to the Company in the course of our transition to a publicly traded company.

Pre-Approval Policy

The Audit Committee (in this section, the “Committee”) has the sole authority to pre-approve all audit engagement fees and terms as well as all non-audit engagements with PwC. In 2007 and 2006, all the above services were pre-approved by the Committee in accordance with a pre-approval policy.

Audit Committee Report

Our committee has reviewed and discussed Innophos’ audited financial statements for the year ended December 31, 2007 with Company management. We have discussed with the independent registered public accounting firm, PwC, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended.

We also discussed with Company management management’s assessment of Innophos’ disclosure controls and procedures as of December 31, 2007. We have received the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and we have discussed with PwC its independence.

Based on the review and discussions referred to above, we recommended to the Board that the audited financial statements for the Company be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Gary Cappeline

Linda J. Myrick

Karen Osar

Executive Compensation

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that advance long term stockholder value while, at the same time, supporting our ability to attract and retain top executive management talent. In achieving our goals, we seek to be fair, reasonable and competitive to all constituencies involved. Our Company in its current form began operations in August 2004, and its equity has been traded publicly since November 2006. As a result, while a number of the compensation components we utilize fall into traditional patterns, our programs themselves are relatively new compared to issuers who have had longer term experience as free standing business enterprises. In this section, we discuss our objectives and their implementation for our “Named Executives” (those persons listed in the Summary Compensation Table).

References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence to the Company’s compensation philosophy along with the other duties provided in the Committee’s charter discussed elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Philosophy. Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy. We use the following elements from the strategy to design and implement our compensation programs:

1.	Our compensation programs should pay approximately at or above the competitive labor market averages if Company performance meets or exceeds business targets.

2.	Our base pay rates will be targeted at approximately the median of selected peer companies with upside or downside potential based upon experience, performance, and internal equity.

3.	Short-term (annual) incentive compensation targets also are aimed at the market median and should have significant upside potential such that achieving an “excellence” level for both business and individual performance can yield multipliers of 2 to 3 times the target.

4.	Annual incentive awards will be based on Company, regional business unit, and individual performance.

5.	At least one type of long-term compensation should be equity based, taking the form of stock option grants, restricted stock, performance share or unit awards, or other forms keyed to our publicly traded Common Stock, so as not only to attract and motivate talent, but also to align executives’ goals as owners with those of the stockholders. The level of equity based awards will be at the median of our selected peer company group (described below), and equity will be utilized in full compliance with regulatory and statutory requirements.

6.

The combined value of equity awards and other compensation are intended to place our total compensation between the 50 th and 75th percentile of our selected peer company group, if all performance goals are met or exceeded.

7.	Perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, and make up for benefits lost due to regulatory limits, particularly concerning tax-qualified plans.

8.	The range of our welfare benefits will be typical of selected peer companies, and, to limit risk and exposure, our primary retirement vehicle will be a qualified defined contribution plan integrated with a savings plan.

9.	We will provide feedback through annual meetings with executives to communicate our total compensation strategy and we will endeavor to provide annual statements to each executive indicating the executive’s individual value received from our total compensation programs.

Objectives. We seek to employ our strategy to attain objectives of recognizing performance of our Named Executives, aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Performance Recognition. Our five Named Executives have an average of over 22 years in the chemical ingredient manufacturing business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives is intended to reflect superior experience, continued high performance and career of prior service. Key elements of compensation that depend on a Named Executive’s performance include: (i) cash bonuses based on assessment of performance against quantitative and qualitative measurements on a year to year basis; and (ii) equity related compensation.

Alignment with Investors. We seek to align the interests of our Named Executives with those of our investors by evaluating executive performance on the basis of financial measurements that we believe are consistent with developing long-term stockholder value. Our view of the elements of compensation that align the interests of executives with stockholders include: (i) equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) long–term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term stockholder value, but not wholly dependent on trading markets; and (iii) requirements concerning stock retention.

Retention of Service. We attempt to retain our executives by utilizing continued service with the Company as a determinant of total pay opportunity, and we enhance our qualified defined contribution plan by making larger contributions to participants closer to retirement age which often correlates with longer service. Accordingly, key elements of compensation that require continued service to receive maximum payment include extended vesting terms on stock options, restricted stock awards and performance share awards that generally pay out fully only if an executive participant remains with the Company for the entire performance period.

Setting Compensation

Based on the foregoing objectives, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Board and reward them for doing so. Normally, we do this on an annual basis, but we may revise, initiate or discontinue programs at any time. From time to time, the Committee engages outside consultants to assist in making compensation related decisions. See “The Board of Directors and its Committees-Compensation Committee.”

When making compensation decisions, the Committee considers individual performance, competitiveness with the external market, and internal equity.

In 2007, two studies were completed to compare the Named Executives’ pay with the market. The first was presented to the Committee by The Hay Group, which compared elements of pay against a peer group derived from The Hay Group’s proprietary Chemical Industry database and Industrial database (with data adjusted to approximate the Company’s size, that is, with annual revenues from $500 million to $1.0 billion, and time factors, namely the relatively short period the Company has operated as an independent business). The Committee used this study as a basis for considering base salary and target bonus adjustments for the Named Executives for 2007.

The second study was completed by Hewitt and was used to help the Committee make decisions regarding the Named Executives’ target long-term incentive awards, as well as which vehicles to use for these awards., Although it had made equity awards in 2005 and 2006, the Company had not yet implemented a regular, annual long-term incentive compensation program and needed to do so to compete for talent and retain its executives.

The Hewitt study evaluated long-term incentive award levels at 137 companies across general industry with median revenues of $600 million and was used to provide the Committee with a range of market-competitive target long-term incentive awards for each Named Executive (as well as other employees).

On a going forward-basis, the Committee intends to review the competitiveness of the Named Executives’ pay levels on an annual basis. A study for 2008 was completed in the first quarter of the year, and has been used to make base salary adjustments for the Named Executives effective January 1, 2008. Pay levels for Messrs. Gress, Heyse and Farran were compared to pay provided to similarly situated executives at the following 14 specialty chemical companies:

• Arch Chemicals Inc.	• Newmarket Corp.	• Tronox Inc
• Compass Minerals Intl Inc.	• OM Group Inc.	• Valhi Inc/DE
• Ferro Corp.	• Pioneer Companies Inc.	• Sterling Chemicals Inc.
• Fuller H B Co.	• Sensient Technologies Corp.	• International Flavors and
• Koppers Holdings Inc.	• Sigma Aldrich Corp.	Fragrances

Since these companies had a median revenue greater than Innophos, statistical analysis was done to adjust the data to a revenue of $600 million. In the case of Mr. Calvarin, since there was insufficient role-specific data available for these companies to compare his pay, a peer group of 60 general industry companies developed by Hewitt with median revenues of $650 million was used. Mr. Gonzalez is employed in Mexico, and compensation practices in Mexico vary significantly from those in the United States. As a result, Mr. Gonzalez’s pay was compared with nine companies identified by Hewitt engaged in the chemical industry in Mexico with median revenues of $255 million (similar to the revenue size of the Company’s operations in Mexico).

In making compensation decisions, the Committee compares elements of Company compensation against the latest available data from the relevant “peer” groups, which are periodically reviewed and updated by the Committee.

A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. In 2007, the Committee reviewed the basis for allocating between short-term and long-term incentive compensation, and, making use of information provided by Hewitt, determined the appropriate level and mix of incentive compensation and guideline levels for long term incentive grants. The Committee’s considerations regarding long-term incentives resulted in a grant to the Named Executives made in October 2007 under our 2006 Long-Term Equity Incentive Plan (the “2007 LTI Grant”). The 2007 LTI Grant consisted of value granted approximately one-half in non-qualified stock options and one-half in performance shares.

The Committee operates within the confines of the Company’s existing compensation plans, unless it is determined that new plans are needed or changes to existing plans are required to provide the levels or types of compensation it feels are appropriate. Under the Committee’s charter, certain types of plans may only be adopted, amended or discontinued by action of the Board, even though the Committee may be given full authority to administer them. No new types of compensation plans were adopted in 2007, although the 2007 LTI Grant by the Committee was the first of its type under the 2006 Long Term Equity Incentive Plan.

Role of Executive Officers in Compensation Decisions

Decisions concerning compensation for Named Executives are made by the Committee, subject to approval of its recommendations by the Board of Directors where required by the Committee’s charter.

The Chief Executive Officer annually reviews for the Committee the performance of each Named Executive (other than the Chief Executive Officer whose performance is reviewed by the Committee and by the Board). That process normally also includes review with other members of the Board of the Named Executives’ performance and discussion of other directors’ views on that subject with the Committee. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Committee for its consideration. In addition to the services of outside consultants, the Committee regularly calls upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans, and generally supporting the Committee’s functions. The Committee considers these recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives.

Coincident with the Company’s completion of its annual audit, the Committee’s goals are to have compensation matters covering salaries and short-term incentives for each fiscal year determined prior to March of that year. The Committee’s goals for long-term incentives, given the design requirements of multi-year cycles, are to act on those types of incentives expeditiously after the short term incentives have been established.

2007 Executive Compensation Components

For 2007, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive based on his or her position and responsibility, as well as the current market-competitive level for similar positions. Base salary ranges are designed so that salary opportunities for a given position will be between approximately 90% and 110% of the median for the base salary established for each position.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of Named Executives are based on the Committee’s assessment of the individual’s performance taking into consideration the executive’s current pay relative to the market.

In the first quarter of 2007, the Committee reviewed the current Named Executives’ base salaries and, in view of The Hay Group study at the time which indicated that the Named Executive Officers’ overall compensation was within 10% of the median market range, no market related adjustments were made to base salaries. Merit related increases averaging 3.6% derived from performance reviews were awarded effective January 1, 2007 to the Named Executives, except for Mr. Gress.

In the first quarter of 2008, the Committee again reviewed the base salary levels for the Named Executives and found that Mr. Gress’ salary level was significantly below the market. In response to this, the Committee granted Mr. Gress an increase of 12% in base pay for 2008, effective from January 1, with the intention of continuing similar increases in the coming years to gradually bring Mr. Gress’ base salary to market median levels, provided that he continues to deliver strong performance for the Company. The other Named Executives’ base salaries were determined to be within 90-95% of market median levels, a range the Committee concluded was unacceptably low for Messrs. Heyse, Farran and Calvarin in light of the experience, expertise and performance of those particular executives. As a result, Messrs. Heyse, Farran and Calvarin received one step increases approximating 5%, 10% and 5%, respectively, effective from January 1, 2008. Merit related increases averaging 4.5% derived from performance reviews were also awarded effective January 1, 2008 to the Named Executives, except for Mr. Gonzalez.

Short Term Incentive Compensation

This compensation component is currently embodied in the 2007 Executive, Management and Sales Incentive Plan (the “STIP”). The STIP will continue to govern all short term incentive awards granted through December 31, 2008, even if not paid until 2009 or thereafter. The STIP gives the Committee the latitude to design for the Named Executives (as well as for directors and other key employees) cash based, short term incentive compensation award packages to promote high performance and motivate executives to achieve certain annual corporate, regional business unit, and individual goals. Worldwide, the Company currently has approximately 130 persons (including the Named Executives) who are eligible to receive awards under the STIP. In general, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned).

Under the STIP, the Named Executives may receive individual, market-competitive target bonuses (defined as a percentage of base pay) that will be earned if the executives achieve target performance for applicable annual goals. The following table shows the 2007 target bonus percentages for each Named Executive:

Named Executive	Target Bonus (as a percentage of base salary)
Randolph Gress	75%
Richard Heyse	50%
José Gonzalez	45%
William Farran	45%
Louis Calvarin	45%

Company-wide, regional business unit, and individual performance goals are used to determine the level of payout of the STIP. If target performance is achieved with respect to these goals, the Named Executives will be awarded 100% of the target bonus. If threshold performance is achieved, the Named Executives will be awarded 50% of their target bonuses. If maximum performance is achieved, the Named Executives will be awarded 200% of their target bonuses. Any performance below threshold levels results in no payout under the program, and performance above maximum can result in a bonus no higher than 300% of target. Performance between threshold and target performance and target and maximum performance is interpolated to determine payout level.

For 2007, 70% of the STIP award was based upon the Company goal, or “C Factor,” which was achievement of EBITDA (earnings before income taxes, depreciation and amortization as adjusted for unusual items) levels, as recommended by the Committee and approved by the Board. EBITDA is not a measurement whose determination is prescribed by generally accepted accounting principles in the United States, but is widely utilized by the Company and other businesses for a variety of financial reporting and compliance purposes. STIP EBITDA goals are set for the Company globally, as well as for the United States and Canada and for Mexico. For 2007, the EBITDA target goals were set as shown the following table:

($ in millions)

EBITDA Sector	Threshold	Target	Maximum
Global	93	101	131
US and Canada	47	52	67
Mexico	46	49	64

Each Named Executive’s C Factor is determined by either the global financial result or an allocated portion of regional financial performance based upon that individual’s responsibilities. The Company goals used for each Named Executive vary depending on the individual’s role in the organization and ability to influence the EBITDA results. The specific goal used for each of the Named Executives for 2007 is shown in the following table:

Named Executive	EBITDA Goal Used to determine STIP Award
Randolph Gress	Global
Richard Heyse	Global
José Gonzalez	60% Mexico/40% US and Canada
William Farran	Global
Louis Calvarin	Global

The remainder of the STIP award target (e.g., 30% for executives in 2007) is based upon achieving individual performance objectives, or “P Factors” which are specific goals within the plan participant’s area of responsibility that in turn will influence either the C Factor results or otherwise positively affect Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s Leadership Team (composed principally of senior management reporting directly to the CEO) so that the individual goals are consistent with and help drive overall Company performance. The P Factors for the Leadership Team, including Named Executives (except for the CEO), are approved by the CEO in consultation with the Committee. The P Factors for the CEO are proposed by the CEO to the Committee and determined by it. As noted, P Factor objectives are established to be consistent with and promote aspects of C Factor attainment. In establishing them, consideration is also given to values they bring to the Company (other than as directly related to C Factors) and prospects for achievement during the award period. Within that framework, the Committee seeks to have “target” levels set for P factors that are realistic and attainable, but challenging.

No payment of the STIP will be made, regardless of individual performance, unless the Company achieves the minimum performance level for the global EBITDA goal.

Subject to the above criteria, the calculation of a proposed STIP award can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

In the formulation of STIP awards, the CEO recommends to the Committee for its determination STIP awards to the other Named Executives. The Committee assesses the CEO’s performance and determines STIP awards for the CEO, subject to approval of the Board as part of its role in approving the CEO’s compensation level. During 2007, the Committee comprised exclusively non-management directors and, after October 2007, exclusively independent directors. The Committee excludes all management during its deliberation of the compensation matters for the CEO.

The Company achieved the following adjusted EBITDA goals for 2007:

EBITDA Sector	Performance as a Percentage of Target
Global	108
US and Canada	93
Mexico	123

Like the C Factor, P Factor determinations are scored from a “threshold” level of 0.5 to “excellence” at 2.0, with a “target” level set at 1.0 and interpolations made for performance between the poles. Based on the scoring process pertaining to their personal objectives, Messrs Gress, Heyse, Gonzalez, Farran and Calvarin were graded at 1.03, 1.26, 0.68, 1.29, and 1.02, respectively, for their 2007 P Factor performances under the STIP.

Taking into account the achievement of the applicable C Factor and P Factor for 2007, awards for the Named Executives under the STIP were as follows:

Name and Position	STIP Award (in dollars)	Percentage of Base Salary
Randolph Gress	397,772	106
Richard Heyse	182,373	74
José Gonzalez	167,861	79
William Farran	143,728	67
Louis Calvarin	122,102	64

Long Term Incentives

As previously reported, in connection with our 2006 initial public offering of equity, or IPO, we paid one-time restricted stock bonuses to the Named Executives representing the long-term incentive award program component for that year. Prior to that time, the Named Executives’ long-term incentives had been addressed by grants of stock options under our 2005 Executive Stock Option Plan.

Our principal tool for providing long-term incentives is now the 2006 Long Term Equity Incentive Plan (the “LTIP”) adopted in November 2006. That plan allows for the issuance of up to 1,000,000 shares of Common Stock and stock related compensation in a variety of forms under its provisions. In October 2007, the Company implemented the LTIP to deliver equity to its executives in order to better compete with companies in the marketplace, motivate executives to achieve long-term performance for the Company, and increase the level of ownership the Named Executives have in the Company.

The Named Executives each were awarded a market-competitive level of long-term incentives under the LTIP pursuant to our established long-term incentive guidelines (as discussed under “Setting Compensation”). For 2007, long-term incentive awards were granted in the form of customary stock options (50%) and “performance shares” (50%), a proportion that may vary by Named Executive or year-to-year future grants under the LTIP. Performance shares are actual shares of the Company’s Common Stock which it is obligated to issue and deliver to participants if pre-established measures of Company performance are met for the multi-year performance cycle related to each award. Generally, performance shares cannot be earned, unless the participant’s employment continues through the cycle and at least the minimum goals for the entire cycle are met. The 2007 awards established a first performance cycle extending through 2010, and their attainment is based on Return on Invested Capital or “ROIC” (as defined in and calculated under the LTIP).

Subject to the component definitions, the formula for determining the ROIC percentage for the first performance cycle is a three year average of each individual full year’s ROIC calculated as follows:

Adjusted Net Income + Interest Expense
Market Capitalization + Debt + Other LT Liabilities – Cash – Working Capital – Cumulative Dividends

For the first performance cycle, threshold, target, and maximum goals were set as follows:

ROIC Percentage

Threshold	Target	Maximum
10.15	11.01	12.95

The Named Executives entered into agreements to evidence the LTIP awards. Under those agreements, no performance shares will be earned if performance falls below the threshold level. If the threshold level of performance is achieved, the Named Executives will earn 50% of the target performance share award. If maximum performance is achieved, the Named Executives will earn 200% of the target performance share award. Performance between threshold and target and between target and maximum performance will be interpolated to determine amount of performance shares earned. The options, all of which were granted at fair market value as required under the LTIP, will be outstanding for up to ten years from date of grant and will vest (and first become exercisable) ratably over the next three years on each of the succeeding anniversaries of the grant date.

The 2007 LTI Grant to the Named Executives consisted of the following:

Named Executive	Target LTIP Award as a Percentage of Base Salary	Number of Options	Per Share Option Price ($)	Number of Target Performance Shares
Randolph Gress	100	59,000	15.20	15,000
Richard Heyse	50	20,000	15.20	5,000
José Gonzalez	35	12,000	15.20	3,000
William Farran	50	16,000	15.20	4,500
Louis Calvarin	50	16,000	15.20	2,700

All awards of stock options under the LTIP have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the Common Stock is now publicly traded, options normally will be granted at the closing price of the stock on the NASDAQ Stock Market on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s Common Stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s Common Stock on the grant date, nor will it grant options which are priced on a date other than the grant date.

By using a mix of restricted stock, stock options and performance shares awards, the Company thus far has been able to compensate the Named Executives for activities associated with the business as well as encourage and reward business improvements. Of course, these programs deliver the maximum value only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong earnings and other performance in support of the stock. The programs also encourage retention through extended vesting since the bulk of the stock and stock options granted to date continue to vest into 2010. The Company anticipates using the structure and methodology developed for the 2007 LTI Grant, that is, a combination of stock options vesting in annual installments and shares awarded based on Company performance over a multi-year cycle, as its principal basis for future long-term incentive awards while sufficient shares remain available under the LTIP. In order to provide a continuous flow of long-term equity related incentives based on target levels of compensation, the award granting process under the LTIP can be expected, like the STIP, to be an annual event.

Retirement and Other Benefits

The Company provides savings and retirement vehicles to the Named Executives. These plans are offered to remain competitive in the market and assist Named Executives in planning for their future, allowing them to better focus on Company needs.

All employees in the United States (including the Named Executives, except Mr. Gonzalez) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan (the “DCP”) maintained by our subsidiary, Innophos, Inc. The participating Named Executives (and all other participating US employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are fully vested for participants with at least three years of Company service. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified Innophos, Inc. Retirement Savings Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust” as its funding vehicle, provides a non-contributory benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($225,000 in 2007)). It does not duplicate benefits paid under the tax qualified plan.

The savings plan feature of the DCP is a tax-qualified retirement savings plan under which eligible participants in the US (including the Named Executives, except Mr. Gonzalez) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the DCP on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Commencing January 1, 2008, enrollment in the savings plan became automatic for newly hired employees (with “opt-out” features), and Company matching contributions, which previously had vested at the rate of 25% per year, became fully vested immediately.

Except for Mr. Heyse who had two years and eight months of service at year end 2007, all other Named Executives were fully vested in the DCP employer annual retirement contributions and (previous to January 1, 2008) the Company match feature of the savings plan.

The DCP is the prevalent type of retirement plan sponsored by US employers today, and we believe it is the most appropriate retirement vehicle consistent with providing substantial benefits, participant involvement and protection for the stockholders’ investment. In particular, we believe that our DCP and restoration plan are representative of programs being afforded to executives in the US by the majority of our competitors and compare favorably to others based on overall employer contribution levels and the weight given to employees with higher levels of eligible compensation and greater seniority such as our Named Executives. In Mexico, where the Company does not maintain an employer-sponsored retirement program for employees generally, we are considering the initiation of a DCP-like vehicle which could enhance our ability to recruit and retain Named Executives and other managerial level personnel there.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits and expects to do so again in 2008.

Mr. Gress is provided use of a Company automobile or car allowance. All US based Named Executives are provided with an allowance for certain financial planning and tax preparation assistance. In addition, Mr. Gress had been provided with a living allowance for time worked in the Cranbury, New Jersey area. The allowance, based on actual expenses not to exceed $4,000 per month, was discontinued for 2008 and replaced with a housing allowance of $4,000 per month net after taxes. Mr. Gonzalez participates in the statutory benefits provided to all employees in Mexico, including the requirement of a written contract of employment. The benefits include a vacation premium, a Christmas premium, food coupons, severance and termination pay, medical insurance, life insurance and a short term savings plan. In addition, he is provided with a company car, sports club membership, financial planning and tax preparation services. Currently there is no retirement plan in Mexico.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2007, are included in column (i) of the “Summary Compensation Table.”

Executive Employment Agreements

Messrs. Gress, Heyse, Farran and Calvarin have entered into executive employment agreements with the Company effective January 25, 2008. In the case of Messrs. Gress and Heyse, the agreements replace prior employment agreements that had been effective during 2007 and prior periods. Messrs. Farran and Calvarin had no prior employment agreements.

The new employment agreements for the four Named Executives were developed to provide them with current, market-competitive employment protections, furnish additional motivation, and thereby retain them in their key roles at the Company. The Committee utilized the services of its benefits consultant in developing, reviewing and negotiating the terms of the agreements and relied on outside counsel to the Company in documenting them, while the executives were separately represented. Using a common approach and structure, the Company also entered into similar agreements with other Company officers (not Named Executives) that became effective at or about the same time. The agreements are described in more detail under the caption “Related Transactions – Employment Agreements.”

Mr. Gonzalez and a Mexican subsidiary are parties to an employment agreement with issue date of March 1, 2006 having the compensation and other terms and provisions disclosed elsewhere in this Proxy Statement and the fringe benefits summarized under “Perquisites and Other Personal Benefits.” Mr. Gonzalez’ employment agreement was not modified in connection with the new employment agreements for the other four Named Executives.

Additional details concerning the amounts payable to the Named Executives relating to severance benefits, including those in connection with a Change-in-Control, are included elsewhere in this Proxy Statement under the caption “Potential Payments upon Termination or Change-in-Control.”

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to each Named Executive under the compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment”. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation expense in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, the stock based compensation was not recognized in the results of operations if the exercise price was at least equal to the market value of the common stock on the grant date. The Company will continue to account for the outstanding awards granted under the 2005 Stock Option Plan under APB No. 25 until they are settled or modified.

The Company accounted for the stock-based payments related to its 2006 restricted stock bonus and the 2007 stock based awards grants in accordance with the requirements of SFAS No. 123(R).

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion & Analysis required by Item 402(b) of Regulation S-K with management, and based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion & Analysis be included in this Proxy Statement.

Gary Cappeline

Linda Myrick

Karen Osar

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executives who were serving as executive officers at the end of 2007 for services rendered to Innophos and its subsidiaries during 2006 and 2007:

SUMMARY COMPENSATION TABLE

Executive and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Randolph Gress	2007	375,000	—	305,240	36,101	397,772	—	147,970	1,262,083
Director, Chief Executive Officer & President	2006	375,000	788,750	73,143	31,930	321,911	—	147,499	1,738,234

Richard Heyse	2007	245,902	—	137,215	14,069	182,373	—	54,899	634,458
Vice President & Chief Financial Officer	2006	236,900	358,523	33,247	13,570	155,643	—	30,775	828,659

Jose Gonzalez	2007	213,075	—	116,911	3,013	167,861	—	89,626	590,486
General Manager, Mexico	2006	206,364	308,329	28,593	—	145,129	—	116,570	804,985

William Farran	2007	214,243	—	123,492	7,210	143,728	—	52,091	540,764
Vice President & General Counsel	2006	207,000	322,670	29,922	4,790	118,207	—	38,133	720,722

Louis Calvarin	2007	192,261	—	28,878	10,403	122,102	—	85,562	439,206
Vice President, Operations	2006	185,760	71,705	6,650	6,650	107,332	—	54,380	432,477

(1)	Reflects the cash bonus amount in connection with successful completion of our IPO. In October 2006, we entered into bonus agreements with certain of our executives, including the Named Executives, pursuant to which they received a bonus upon the successful completion of our IPO. The bonus was paid (i) 55% in cash and (ii) 45% by awarding a number of restricted shares of Common Stock calculated by dividing 45% of the bonus amount by the $12.00 IPO price. The restricted stock awards were unvested at issuance and are subject to a vesting rate of 11.11% on each succeeding January 1, April 1, July 1, and October 1.

(2) Stock Awards

Executive	Award	Number of Shares Awarded	Grant Date Fair Market Value	Vesting Terms	2007 Compensation Cost (3)
Randolph Gress	2007 Performance Share Award (1)	15,000	$13.29	3 year cliff vesting	305,240
	2006 Restricted Stock Award (2)	54,863	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007

Richard Heyse	2007 Performance Share Award (1)	5,000	$13.29	3 year cliff vesting	137,215
	2006 Restricted Stock Award (2)	24,938	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007

Jose Gonzalez	2007 Performance Share Award (1)	3,000	$13.29	3 year cliff vesting	116,911
	2006 Restricted Stock Award (2)	21,447	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007

William Farran	2007 Performance Share Award (1)	4,500	$13.29	3 year cliff vesting	123,492
	2006 Restricted Stock Award (2)	22,444	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007

Louis Calvarin	2007 Performance Share Award (1)	2,700	$13.29	3 year cliff vesting	28,878
	2006 Restricted Stock Award (b)	4,988	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007

(1)	In October 2007, the Company made “performance share” awards under the LTIP which entitle the holders to receive, at the end of a three year cycle, a number of shares of Common Stock, within a range from zero to a specified maximum, on a contingent basis dependent on achieving a pre-established goal of average return on invested capital for the cycle (i.e. the three year period 2008-2010 for a 2007 award) as defined solely by reference to the Company’s own activities. Dividends will accrue over the cycle and are paid on performance share awards when vested, earned and settled.
(2)	In 2006, the Company’s Board of Directors awarded 173,568 shares of restricted Common Stock to certain executive officers, including the Named Executives, in connection with the successful completion of the IPO. These awards are classified as equity awards. These outstanding shares are entitled to dividends and have full voting rights.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS No. 123(R). Assumptions used in the calculation of these amounts are included in the Company’s Financial Statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC.

(3) Option Awards

Executive	Award	Number of Options Awarded (#)	Grant Date Fair Market Value	Exercise Price	Vesting Terms	2007 Compensation Cost (3)
Randolph Gress	2007 Stock Option Award (1)	59,000	$3.96	$15.20	33% each 10/22/08, 10/22/09, 10/22/10	36,101
	2005 Stock Option Award (2)	319,127	$0.33	$2.55	20% August 13, 2005; thereafter 5% each October 1, January 1, April 1, July 1

Richard Heyse	2007 Stock Option Award (1)	20,000	$3.96	$15.20	33% each 10/22/08, 10/22/09, 10/22/10	14,069
	2005 Stock Option Award (2)	135,629	$0.33	$2.55	20% August 13, 2005; thereafter 5% each October 1, January 1, April 1, July 1

Jose Gonzalez	2007 Stock Option Award (1)	12,000	$3.96	$15.20	33% each 10/22/08, 10/22/09, 10/22/10	3,013

William Farran	2007 Stock Option Award (1)	16,000	$3.96	$15.20	33% each 10/22/08, 10/22/09, 10/22/10	7,210
	2005 Stock Option Award (2)	47,869	$0.33	$2.55	20% August 13, 2005; thereafter 5% each October 1, January 1, April 1, July 1

Louis Calvarin	2007 Stock Option Award (1)	16,000	$3.96	$15.20	33% each 10/22/08, 10/22/09, 10/22/10	10,403
	2005 Stock Option Award (2)	95,738	$0.33	$2.55	20% August 13, 2005; thereafter 5% each October 1, January 1, April 1, July 1

(1)	In October 2007, the Company granted stock options to the Named Executives, which, when they become exercisable ratably over three years, entitle the holder to purchase a specified number of shares of Common Stock at an exercise price per share equal to fair market value on the date of grant.
(2)	Reflects the recapitalization and reclassification of a predecessor Class A common stock and Class L common stock into the Company’s current class of Common Stock in connection with the IPO and pursuant to the governing plan and option agreements. The recapitalization and reclassification is further described in the Company’s Financial Statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC.
(3)	Reflects the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2007 in accordance with SFAS No. 123(R). Assumptions used in the calculation of this amount are included in the Company’s Financial Statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC. The 2005 stock option grants are accounted for in accordance with APB No. 25. Although the Company did not record compensation expense in the Financial Statements, it used the modified prospective transition method as required under SFAS No. 123(R) to determine the 2007 compensation costs for the Named Executives.

(4)	Amounts shown in the column entitled “Non-Equity Incentive Plan Compensation” represent the annual short term incentive program amounts (i.e., cash bonus) which were earned and accrued during 2007 but paid in March 2008. These awards were determined by our Compensation Committee in 2008 based on 2007 performance.

(5) Other Compensation

Executive	Supplemental Contributions for 401(k) Savings (1)	Annual Contributions for Defined Contribution Plans	Temporary Housing Allowance (2)	Foreign Service Payments and Benefits (3)	Nonqualified Deferred Compensation (4)	Other (5)	Total Other Compensation
Randolph Gress	5,922	19,425	23,500	—	63,105	36,018	147,970
Richard Heyse	9,000	14,775	—	—	20,206	10,918	54,899
Jose Gonzalez	—	—	—	58,317	—	31,309	89,626
William Farran	8,522	19,425	—	—	14,318	9,826	52,091
Louis Calvarin	7,690	14,775	—	—	8,100	54,997	85,562

(1)	Matching contributions by the Company to each of the named executives pursuant to the DCP.
(2)	Temporary housing allowance to Mr. Gress based on actual expenditures not to exceed $4,000 per month.
(3)	Foreign service payments include vacation premiums, holiday premiums and post employment benefits such as severance indemnities and death benefits.
(4)	Contributions by the Company to each of the Named Executives pursuant to the Retirement Savings Restoration Plan.

Executive	Executive Contributions in 2007 ($)	Company Contributions in 2007 ($)	Aggregate Earnings in 2007 ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2007 ($)
Randolph Gress	—	63,708	(603)	—	152,988
Richard Heyse	—	19,420	786	—	27,723
Jose Gonzalez	—	—	—	—	—
William Farran	—	14,507	(189)	—	25,202
Louis Calvarin	—	8,205	(105)	—	11,922

(5) Other includes the following:

	Vehicle Allowances	Relocation Expenses	Club Memberships	Dividends on Non-vested Stock	Total
Randolph Gress	12,000	—	—	24,018	36,018
Richard Heyse	—	—	—	10,918	10,918
Jose Gonzalez	17,589	—	4,331	9,389	31,309
William Farran	—	—	—	9,826	9,826
Louis Calvarin	—	52,813	—	2,184	54,997

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Executive	Number of Securities Underlying Unexercised Options (#) Exercisable (1) (5)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1) (5)	Equity Incentive Plan Awards: Number of Unearned Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#) (2) (5)	Market Value of Shares or Units That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4) (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Randolph Gress	178,746	79,782	—	2.55	April 1, 2015	—	—	—	—
	—	59,000	—	15.20	October 22, 2017	—	—	15,000	223,200
						30,480	453,538	—	—

Richard Heyse	5,365	33,907	—	2.55	April 1, 2015	—	—	—	—
	—	20,000	—	15.20	October 22, 2017	—	—	5,000	74,400
						13,855	206,156	—	—

Jose Gonzalez	—	—	—	—		—	—	—	—
	—	12,000	—	15.20	October 22, 2017	—	—	3,000	44,640
						11,915	177,297	—	—

William Farran	35,902	11,967	—	2.55	April 1, 2015	—	—	—	—
	—	16,000	—	15.20	October 22, 2017	—	—	4,500	66,960
						12,469	185,539	—	—

Louis Calvarin	31,804	23,934	—	2.55	April 1, 2015	—	—	—	—
	—	16,000	—	15.20	October 22, 2017	—	—	2,700	40,176
						2,771	41,234

(1)	Reflects the recapitalization and reclassification of the predecessor Class A common stock and Class L common stock into the Company’s current class of Common Stock in connection with the IPO and pursuant to the governing plan and option agreements. The recapitalization and reclassification is further described in the Company’s Financial Statements for the year ended December 31, 2007 included in the Company’s Annual Report on Form 10-K filed with the SEC.
(2)	Reflects the share amounts attributable to the restricted stock granted in 2006 in connection with the IPO.
(3)	The market value per share of Common Stock at December 31, 2007 was $14.88.
(4)	Represents the performance shares granted in October 2007.
(5)	Refer to the “Summary Compensation Table” footnotes 2 and 3 for vesting terms of our option and stock awards.

Options Exercised and Stock Awards Vested

	Option Grants (1)		Stock Awards (2)
Executive	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Randolph Gress	50,000	601,500	24,383	379,065
Richard Heyse	96,357	1,201,069	11,083	172,304
Jose Gonzalez	—	—	9,532	148,184
William Farran	—	—	9,975	155,073
Louis Calvarin	40,000	469,600	2,217	34,464

(1)	Stock options exercised from the 2005 stock option grants.
(2)	Stock awards from IPO related restricted stock vesting at 11.11 % per quarter from December 31, 2006.

Grants of Plan Based Awards

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Executive	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#) (1)	Maxi- mum (#)	All Other Stock Awards: Number of Shares of Stock (#)	All Other Options Awards (#) (2)	Exercise Price of Option Awards ($/share)	Grant Date Fair Market Value of Stock and Option Awards ($) (3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Randolph Gress	October 22, 2007	N/A	N/A	N/A	7,500	15,000	30,000	—	59,000	15.20	432,990
Richard Heyse	October 22, 2007	N/A	N/A	N/A	2,500	5,000	10,000	—	20,000	15.20	145,650
Jose Gonzalez	October 22, 2007	N/A	N/A	N/A	1,500	3,000	6,000	—	12,000	15.20	87,390
William Farran	October 22, 2007	N/A	N/A	N/A	2,250	4,500	9,000	—	16,000	15.20	123,165
Louis Calvarin	October 22, 2007	N/A	N/A	N/A	1,350	2,700	5,400	—	16,000	15.20	99,243

(1)	In October 2007, the Company made “performance share” awards under the LTIP which entitle the holders to receive, at the end of a three year cycle, a number of shares of Common Stock, within a range from zero to a specified maximum, on a contingent basis dependent on achieving a pre-established goal of average return on invested capital for the cycle (i.e. the three year period 2008-2010 for a 2007 award) as defined solely by reference to the Company’s own activities. Dividends will accrue over the cycle and are paid on performance share awards when vested, earned and settled.
(2)	In October 2007, the Company granted stock options to the Named Executives, which, when they become exercisable ratably over three years, entitle the holder to purchase a specified number of shares of Common Stock at an exercise price per share equal to fair market value on the date of grant.
(3)	Grant date fair value calculated in accordance with SFAS 123(R) for the performance shares is $13.29 per share of Common Stock at target and for the stock options is $3.96 per share of Common Stock, respectively.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s DCP, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table. The Named Executive in Mexico does not participate in a retirement plan, but enjoys post employment benefits, including termination, seniority premiums and death benefits as prescribed by law. See the related discussion under “Compensation Discussion and Analysis.”

Potential Payments Upon Termination or Change-in-Control

Messrs. Gress, Heyse, Farran and Calvarin are eligible for severance in the event of a qualifying terminations in accordance with their employment agreements described in more detail under the caption “Executive Compensation – Compensation Discussion and Analysis – Executive Employment Agreements” and “Related Transactions – Employment Agreements.” Those agreements reflect terms negotiated between the Company and the Named Executives. Mr. Gonzalez is eligible for severance benefits in accordance with his employment agreement whose terms regarding that entitlement are set by Mexican federal law. All Named Executives are eligible for severance payments and acceleration of vesting of certain awards in the event of a qualified termination. These benefits for Messrs. Gress, Heyse, Farran and Calvarin, respectively, can be summarized as follows:

Termination Without Cause or for Good Reason

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 24, 18, 18 and 12 months (or applicable severance policy if greater), respectively, from termination — payable in installments

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 24, 18, 18 and 12 months, respectively, from termination

•

vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 24, 18, 18 and 12 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 24, 18, 18 and 12 months, respectively, from termination

Termination Without Cause or for Good Reason in Connection with Change-in-Control

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Base Salary for 36, 27, 27 and 18 months (or applicable severance policy if greater), respectively, Company severance policy if greater), from termination — payable in lump sum

•	Amount equivalent to annual (STIP) bonus prorated for actual service in year of termination

•	Annual (STIP) bonus at “target” level that would have been earned if executive had remained employed for 36, 27, 27 and 18 months, respectively, from termination

•

vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 36, 27, 27 and 18 months, respectively, from termination if executive had remained employed and deemed full attainment of “target” levels of performance

•	Continued coverage under insurance and other welfare plans for 36, 27, 27 and 18 months, respectively, from termination

Termination for Cause

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

Termination by Death or Disability

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•	Continued coverage for spouse and eligible dependents under insurance and other welfare plans for greater of 12 months or applicable Company plan or policy period from termination

•

vesting of all “retention incentive awards” (including LTIP) that would have become vested during the 12 months from termination if executive had remained employed and deemed full attainment of “target” levels of performance

Termination by Retirement

•	Accrued and unpaid salary, bonuses, expenses, vacation and sick pay to termination date

•

Pro rata entitlement to LTIP targeted performance shares for the performance cycle period up to retirement, contingent upon Company attainment of goals at end of cycle (or, in connection with Change-in-Control, at a minimum assuming that target level of performance had been achieved)

As of December 31, 2007, the Named Executives were eligible for the following severance payments (including the value of benefits delivered):

Named Executive	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason in Connection with Change- in-Control**
Mr. Gress*	$1,312,500	$1,968,750
Mr. Heyse*	$553,280	$829,919
Mr. Gonzalez***	$295,289	$295,289
Mr. Farran*	$465,979	$698,968
Mr. Calvarin*	$348,473	$418,168

*	The amounts shown in the tables are derived from applying provisions of new employment agreements with the Company that became effective as of January 28, 2008 to salary and other benefits applicable to the Named Executives on December 31, 2007. For Messrs. Gress and Heyse, those agreements replace predecessor agreements under which overall severance entitlements generally were smaller than the amounts shown in the table. For Messrs Farran and Calvarin, who had no prior employment agreements, those agreements provide overall severance benefits generally greater than available under applicable Company policies.
**	None of the four Named Executives with 2008 employment agreements were eligible for increased severance benefits in connection with changes-in-control under their predecessor agreements or applicable Company policies.
***	Mr. Gonzalez’ amounts have been computed in accordance with the requirements of Mexican law, which takes into account certain prescribed compensation and his Company service at the noted date. Amounts have been computed in Mexican Pesos and translated into US Dollars at current exchange rates.

The following includes the spread value (as of December 31, 2007) of all equity for each Named Executive whose vesting will accelerate in the event of the relevant termination scenarios:

Named Executive	Death or Disability	Termination Without Cause or for Good Reason	Termination Without Cause or for Good Reason in Connection with Change-in- Control
Mr. Gress	$1,511,654	$1,586,054	$1,660,454
Mr. Heyse	$649,036	$661,436	$698,636
Mr. Gonzalez	$—	$177,925	$221,935
Mr. Farran	$355,412	$366,572	$400,052
Mr. Calvarin	$349,731	$353,079	$376,515

Related Transactions

Bain Capital Agreements

In connection with our organization in 2004 as a privately owned company, we entered into agreements with affiliates of our largest stockholder, Bain Capital, including a Registration Rights Agreement. Members of our management, including Named Executives, also became parties to that agreement. The Registration Rights Agreement allows a majority of the holders of “Bain Registrable Securities” to cause the Company, at its expense (except for underwriting fees and discounts), to file with the SEC a number of “demand” registration statements and to participate in an unlimited number of “piggy back” registration statements under the Securities Act of 1933 covering proposed sales of securities owned by the Bain Capital holders. Typical of agreements of this type, the Registration Rights Agreement provides a means for the holders of Bain Registrable Securities to market their stock publicly subsequent to the IPO in compliance with the securities laws and remains in effect without any fixed termination date.

In May 2007, in compliance with our obligations under the Registration Rights Agreement, we filed a registration statement on Form S-1 with the SEC as requested by the requisite holders of the Bain Registrable Securities and incurred approximately $267,000 of costs and fees in connection with that filing. On March 27, 2008, we received a notice from affiliates of Bain Capital holding a majority of the Bain Registrable Securities requesting the registration for public sale of all their Common Stock shown under “Security Ownership of Certain Beneficial Owners.” In compliance with the Registration Rights Agreement, we filed a registration statement on Form S-3 with the SEC covering those shares on April 17, 2008. As of the date of this Proxy Statement, that registration statement is being reviewed by the staff of the SEC, has not yet become effective, and no shares have been sold by the Bain Capital affiliates. Based on the closing price of our Common Stock on the NASDAQ Stock Market on April 25, 2008, assuming the Bain Capital affiliates sell all their shares covered by the registration statement, the gross proceeds of the offering to the Bain Capital affiliates would be $185.4 million.

Due to the variations in timing and circumstances under which the Registration Rights Agreement may be utilized, it is not possible to estimate what its ultimate costs will be to the Company while it remains in effect.

Employment Agreements

Messrs. Gress, Heyse, Farran and Calvarin. These executives entered into executive employment agreements with the Company effective January 25, 2008. In general, the new agreements have the same overall features for each of the four Named Executives, differing as to that executive’s job description, base salary amount, relative level of target bonuses, entitlements to levels of welfare, fringe and other benefits and severance pay periods. The agreement covering Mr. Gress provides further that he is entitled to be nominated for election to the Board and, if elected by the stockholders, is to serve as a director and be named Chairman of the Board.

The agreements have initial terms of three, two, two, and one year(s) for Messrs. Gress, Heyse, Farran and Calvarin, respectively, with automatic renewal terms of one year, unless one year’s notice of non-renewal is given. They may be terminated at any time by the Company with or without “Cause” (as defined) or by the executives for “Good Reason” (as defined) according to prescribed procedures. Special provisions are also made for their termination as a result of disability or death. The agreements provide for cash severance payments in the event of non-Cause and Good Reason terminations amounting to 24, 18, 18 and 12 months of base salary (or the amount resulting from the prevailing Company severance policy if greater) for Messrs. Gress, Heyse, Farran and Calvarin, respectively, paid in installments, together with short and long term incentives paid according to pro rata formulas, the vesting of options, equity awards and other benefits, and the continuation of coverages under insurance and welfare programs for the applicable severance periods. The agreements contain additional provisions coordinating them with other company sponsored plans, and, in the case of Messrs. Gress and Heyse, with severance provisions of their superseded prior employment agreements, if those executives are terminated prior to December 31, 2008.

The agreements also contain so called “double trigger” change-in-control provisions designed to avoid distraction potentially detrimental to stockholder value and to enhance protection for the executives in the event of events affecting the Company, the future outcomes of which cannot be predicted. In the event non-Cause or Good Reason terminations of the four Named Executives’ employment occur during a period extending from six months prior to, through two years following a “Change-in-Control” (as defined), the severance and other coverage periods are increased to 36, 27, 27 and 18 months for Messrs. Gress, Heyse, Farran and Calvarin, respectively, and payment of the severance amounts in lump sum is required. As noted above, affiliates of Bain Capital, the Company’s largest stockholders, have requested the Company to register all their shares of Common Stock for public sale under the Securities Act of 1933, and we have filed a registration statement with the SEC to facilitate that process. If that sale occurs, it will not by itself constitute a Change-in-Control as defined under the new employment agreements. The agreements contain terms providing the executives with “gross up” payments for taxes, interest and penalties on payments received under the agreements that are determined to be “excess parachute payments” under the Internal Revenue Code and, accordingly, are subject to an excise tax, subject to adjustment for additional payments or return to the Company of overpayments after tax liabilities are settled. In general, payment of amounts due under the agreements is subject to the parties’ delivering and not revoking releases.

The new employment agreements for the four Named Executives also provide confidentiality, proprietary rights, non-solicitation and non-competition provisions governing the Company’s and executives’ relative rights as to those matters. To protect the Company’s business, these include non-solicitation and non-competition periods of 18 and 12 months, respectively, from date of termination. The protective covenant provisions may be enforced by the Company through equitable remedies in court, such as injunctions, in contrast to the general procedure of enforcing the agreements through arbitration.

Jose Gonzalez. Mr. Gonzalez’ contract has an issuance date of March 1, 2006 with an indefinite term that can only be affected according to Mexican federal labor law. It provides for the employee to serve as “General Director” with a stipulated gross salary (expressed in Mexican pesos per month) with taxes, social security fees and other deductions taken out according to law. The contract provides for an increasing number of vacation days determined by years of service, and it contains both a vacation premium payment and a Christmas premium payment based on “integrated salary.” Mr. Gonzalez’ hiring date for seniority purposes is set at January 16, 1993. The contract also has confidentiality provisions requiring him to keep Company information confidential, use it only for job purposes, and not to disclose it to third parties. Although not explicitly included in the contract terms, a number of additional benefits arising from Company employee benefit policies are applicable to the employee by reason of his executive position.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors, officers and persons who own beneficially more than 10% of our Common Stock to file initial reports and reports of changes in ownership of our Common Stock with the SEC within prescribed time periods. The Company’s directors, officers and stockholders first became subject to Section 16(a) in November 2006. As a practical matter, we try to assist our officers and directors in the reporting process by monitoring transactions and providing support for their filings. To the best of our knowledge and based on a review of the forms submitted in 2007, the following was the only untimely required filing under Section 16(a): Gary Cappeline, who was elected to the Board on January 22, 2007, filed his Form 3 eight days after the filing deadline.

Security Ownership of Certain Beneficial Owners

The following table furnishes information concerning all persons known by the Company to own beneficially five percent or more of the Company’s Common Stock:

	Common Stock Beneficially Owned at March 31, 2008 (1)
Principal Stockholders	Number of Shares	Percentage of Class
Bain Capital Investors, LLC (2) 111 Huntington Avenue Boston, MA 02199	10,088,039	48.3

Ivory Investment Management, L.P. (3) 11755 Wilshire Blvd, Suite 1350 Los Angeles, CA 90025	1,931,600	9.3

Silver Point Capital, L.P. (4) Greenwich Plaza, 1st Floor Greenwich, CT 06830	1,528,000	7.3

(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within

60 days (of March 31 2008) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	According to Company information and a Schedule 13GA dated February 14, 2008 filed jointly by reporting persons consisting of (i) Bain Capital Fund VII, LLC, a Delaware limited liability company (“Fund VII LLC”), (ii) Bain Capital Fund VIII, LLC, a Delaware limited liability company (“Fund VIII LLC”), (iii) BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III LLC”), (iv) BCIP T Associates III, LLC, a Delaware limited liability company (“BCIP T III LLC”), (v) BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B LLC”), and (vi) BCIP T Associates III-B, LLC, a Delaware limited liability company (“BCIP T III-B LLC”), whose business address is c/o Bain Capital Investors, LLC, 111 Huntington Avenue, Boston, MA 02199, the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Bain Capital Investors, LLC (“BCI”) is the sole general partner of Bain Capital Partners VII, L.P. (“BCP VII”), which is the sole general partner of Bain Capital Fund VII, L.P. (“Fund VII”), which is the managing and sole member of Fund VII LLC. BCI is the sole general partner of Bain Capital Partners VIII, L.P. (“BCP VIII”), which is the sole general partner of Bain Capital Fund VII, L.P. (“Fund VIII”), which is the managing and sole member of Fund VIII LLC. BCIP Associates III, a Cayman Islands partnership (“BCIP III”) is the manager and sole member of BCIP III LLC. BCIP Trust Associates III, a Cayman Islands partnership (“BCIP Trust III”) is the manager and sole member of BCIP T III LLC. BCIP Associates III-B, a Cayman Islands partnership (“BCIP III-B”) is the manager and sole member of BCIP III-B LLC. BCIP Trust Associates III-B, a Cayman Islands partnership (“BCIP Trust III-B”) is the manager and sole member of BCIP T III-B LLC. BCI is the managing partner of each of BCIP III, BCIP Trust III, BCIP III-B, and BCIP Trust III-B.

BCI, by virtue of the relationships described above, may be deemed to beneficially own the shares held by the entities listed above. BCI disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(3)	According to a Schedule 13G filed February 12, 2007 by Curtis G. Macnguyen, individually, and as managing member of Ivory Capital Group, LLC, for itself and as managing member of Ivory Long-Term Fund GP, LLC, for itself and as general partner of Ivory Long-Term Fund LP, as managing member for Ivory Capital Advisors, LLC, for itself and as general partner of Ivory LT Accredited, LP and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, LP, whose business address is 11755 Wilshire Blvd, Suite 1350, Los Angeles, CA 90025, the reporting persons may be deemed to hold voting and investment power over the shares indicated, with power being shared among the entities as indicated in the schedule. According to a Schedule 13F dated November 13, 2007 filed by Ivory Investment Management, L.P. for the quarter ended September 30, 2007 (File No. 028-06191), the named reporting persons claimed sole voting power over the number of shares shown in the table above.
(4)	According to a Schedule 13G dated November 8, 2006, filed jointly by Silver Point Capital, L.P., Edward A. Mule and Robert J O’Shea whose business address is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, each of the filing persons may be deemed to hold shared voting and investment power over the shares being reported as a result of being investment manager and controlling persons as related to certain funds named in the schedule. According to a Schedule 13F dated November 14, 2007 filed by Silver Point Capital, L.P. for the quarter ended September 30, 2007 (File No. 028-11466), the named reporting persons claimed shared voting power over the number of shares shown in the table above.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock beneficially owned as of March 31, 2008 by each director and nominee, by each Named Executive, and by all directors, nominees and executive officers as a group.

	Common Stock Beneficially Owned at March 31, 2008 (1)
Name and Office	Number of Shares	Percentage of Class
Named Executive
Randolph Gress, President and CEO (2)	317,317	1.4
Louis Calvarin, Vice President-Operations (3)	53,368	*
William Farran, Vice President, General Counsel and Corporate Secretary (4)	55,222	*
José Gonzales, General Manager-Mexico	21,447	*
Richard Heyse, Vice President and CFO (5)	73,451	*

Directors/Nominees:
Gary Cappeline (6)	1,616	*
Amado Cavazos	—	*
Linda Myrick (7)	2,808	*
Karen Osar	—	*
Stephen Zide (8)	10,088,039	48.3
Directors/Nominees and Executive Officers as a Group (19 Persons) (9)	10,911,037	51.7

*	Represents less than 1%
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of March 31 2008) are deemed outstanding. Shares subject to option, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.
(2)	Includes stock options entitling the holder to purchase 210,659 shares of common stock within 60 days after the noted date.
(3)	Includes stock options entitling the holder to purchase 41,377 shares of common stock within 60 days after the noted date.
(4)	Includes stock options entitling the holder to purchase 40,689 shares of common stock within 60 days after the noted date.
(5)	Includes 1,500 shares of common stock owned indirectly as trustee and stock options entitling the holder to purchase 6,828 shares of common stock within 60 days after the noted date.
(6)	Includes stock options entitling the holder to purchase 1,616 shares of common stock within 60 days after the noted date.
(7)	Includes stock options entitling the holder to purchase 2,808 shares of common stock within 60 days after the noted date.
(8)	See footnote 2 to the table under “Security Ownership of Certain Beneficial Owners.” Mr. Zide is a Managing Director of BCI and, accordingly, may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain Funds. Mr. Zide disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest in them.
(9)	Includes 1,500 shares of common stock owned indirectly as trustee and stock options entitling the holders to purchase an aggregate of 461,196 shares of common stock within 60 days after the noted date.

Delivery of Proxy Materials to Households with Multiple Stockholders

If you have consented to the delivery of only one set of proxy materials to multiple Innophos stockholders who share your address, then only one set of proxy materials and only one annual stockholder report are being delivered to your household, unless we have received contrary instructions from one or more of the stockholders sharing your address. We will deliver promptly upon oral or written request a separate copy of the proxy materials or the annual report to any stockholder at your address. If you wish to receive a separate copy of those items, you may call us at (609) 366-1299 or write to us in care of our Investor Relations Department at the address set forth on the Notice accompanying this Proxy Statement. Likewise, stockholders sharing an address who now receive multiple copies of the proxy materials or the annual report may request delivery of a single copy by calling us at the above number or writing to us at the above address.

Website

Our Code of Ethics, Code of Ethics for Senior Financial Officers and Insider Trading Policy, Board committee charters, annual, quarterly and other reports filed with the SEC and proxy statements are available on our website, www.innophos.com and are also available in print to any stockholder who requests them.

By referring to these documents we do not intend to incorporate the contents of the website into this document.

By Order of the Board of Directors,

William N. Farran

Corporate Secretary

April 30, 2008

INNOPHOS HOLDINGS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, June 6, 2008

10:00 a.m. E.D.T.

Crowne Plaza Hotel

390 Forsgate Drive

Jamesburg, New Jersey 08831

Innophos Holdings, Inc. 259 Prospect Plains Road Cranbury, New Jersey 08512	proxy

This proxy is solicited by the Board of Directors for the Annual Meeting on June 6, 2008.

This proxy will be voted as specified by the stockholder. If no specification is made, all shares of stock covered by this proxy will be voted FOR Items 1 and 2 as set forth in the Proxy Statement.

The stockholder represented herein appoints William Farran, Richard Heyse and Mark Feuerbach, or any of them, proxies with full power of substitution and re-substitution to vote all shares of Common Stock entitled to be voted by said stockholder(s) at the Annual Meeting of Stockholders of Innophos Holdings, Inc. to be held at the Crowne Plaza Hotel, 390 Forsgate Drive, Jamesburg, New Jersey 08831, on June 6, 2008, at 10:00 EDT and at any adjournment thereof, as specified in this proxy. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting.

Your vote is important!

Please sign and date on the reverse side of this proxy card and return promptly in the enclosed postage-paid envelope.

If you attend the meeting, you may revoke your proxy and vote in person.

See reverse for voting instructions.

COMPANY #

There are three ways to vote your Proxy

Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK EASY IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 1:00 p.m. (EDT) on June 5, 2008.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/iphs/ — QUICK EASY IMMEDIATE

•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 1:00 pm. (EDT) on June 5, 2008.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-prepaid envelope we’ve provided or return it to Innophos Holdings, Inc. c/o Shareowner ServicesSM, P.O. Box 64873, St Paul, MN 55164-0873.

If you vote by Phone or Internet, please do not mail your Proxy Card

ò PLEASE DETACH HERE ò

This proxy card represents all shares of Innophos Holdings, Inc. Common Stock held in the registration indicated below.
The Board of Directors recommends a Vote “FOR” Proposals 1 and 2.

I. Election of Directors	01 Gary Cappeline	04 Linda Myrick	☐ For All	☐ Withhold All
	02 Amado Cavazos	05 Karen Osar	(except as marked)
	03 Randolph Gress	06 Stephen M. Zide

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right)

II. Ratification of the selection of independent registered public accounting firm for 2008	☐ For	☐ Against	☐ Abstain

Authorized Signatures — This section must be completed for your instructions to be executed — Date and Sign Below

Address change? Mark Box ☐ Indicate changes below	Date:

Signature(s) in Box
Please sign exactly as name appears on this card. Joint owners should each sign personally. Corporation proxies should be signed by an authorized officer, indicating title. Executors, administrators, trustees, etc. should so indicate when signing.